Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 17, 2021 relating to the financial statements of Dakota Holdings, Inc. appearing in Hilton Grand Vacations Inc.’s Current Report on Form 8-K/A filed on September 10, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

September 10, 2021